Exhibit 14(d)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Portman Ridge Finance Corporation of our report dated March 15, 2019 relating to the financial statements of Harvest Capital Credit Corporation, which appears in Harvest Capital Credit Corporation’s Annual Report on Form 10-K for the year ended December 31, 2020. We also consent to the use in this Registration Statement of our report dated April 16, 2021 on the senior securities table, which appears in such Registration Statement.  We also consent to the reference to us under the headings “Experts” and “Senior Securities of HCAP” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
April 16, 2021